Exhibit 10.24

FORM OF FIRST AMENDMENT
TO
CHANGE IN CONTROL AGREEMENT

A.	The Change in Control Agreement (the “Agreement”) dated as of ___________, 2008 by and between Citrix Systems, Inc. (the “Company”) and _______________ (the “Executive”) is amended as follows:
1.Section 4(a) of the Agreement is hereby amended by deleting the reference to “one times” and replacing it with “one and a half times.”
2.Section 4(e) of the Agreement is hereby amended by deleting said section in its entirety and substituting the following in lieu thereof:
“(e)    Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Terminating Event, all outstanding stock options and other stock-based awards granted to the Executive by the Company, including but not limited to restricted stock and restricted stock units, shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Terminating Event; provided, however, with respect to stock-based awards with performance vesting with respect to which the number of options, units or shares, as the case may be, has not been determined, the performance criteria set forth in the award agreement will be deemed to be 100 percent attained, and 100 percent of the base number of such options, units or shares, as the case may be, shall become fully vested and non-forfeitable. The Executive shall also be entitled to any other rights and benefits with respect to stock-based awards to the extent and upon the terms provided in the award agreement, plan or other instrument attendant thereto pursuant to which such stock-based awards were granted.”
3.Section 5 of this Agreement is hereby amended by deleting said section in its entirety and substituting therefor the following:
“5.    Additional Limitation.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:
(i)    If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(ii)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.
(b)    For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s ‘base amount’ within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(c)    The determination as to which of the alternative provisions of Section 5(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm

Exhibit 10.24

selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.”
4.The Agreement is further amended by adding the following Section 20 at the end thereof:
“20.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s ‘separation from service’ within the meaning of Section 409A of the Code, the Company determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death; provided, however, that in the case of benefits, the Executive may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”

B.	This First Amendment shall become effective November __, 2008.

C.	Except as amended herein, the Agreement is confirmed in all other respects.

Exhibit 10.24

IN WITNESS WHEREOF, this First Amendment has been executed as a sealed instrument on behalf of the Company by its duly authorized officer and by the Executive this ___ day of November, 2008.
CITRIX SYSTEMS, INC.
By:    ___________________________________________________
Name:
Title:
______________________________________________

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